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March [XX], 2023

William (Bill) Lacey

704 Postal Ct

Brentwood, TN 37027

Subject: Job Offer

Dear Bill:

We are pleased to offer you the opportunity to join Woodward as Chief Financial Officer, with an anticipated start date of May 8, 2023. This is an exempt position based in Fort Collins, CO reporting to Chip Blankenship, Chairman and Chief Executive Officer.

Details of the offer are as follows:

COMPENSATION

Base Pay

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Your base salary will be $20,192 bi-weekly or $525,000 annually. Pay periods are bi-weekly and in the form of direct deposit and subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

Short-Term Incentive Compensation (STIP)

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You will participate in the Woodward Short-Term Incentive Plan (STIP). Your annual incentive pay target will be 75% of eligible wages (or $393,750). Any STIP payout will be pro-rated for fiscal year 2023. The STIP payouts can reach a maximum of 200% of target. STIP payouts are based on specified targets and objectives, and are subject to approval by the Compensation Committee of the Board of Directors and, when applicable, are typically paid out in November after the close of the fiscal year, which is September 30. Please review the attached STIP At a Glance document and related materials for further details.

Long-Term Incentives (LTI)

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This position qualifies for Long-Term Incentives (LTI) as part of our executive compensation program, which will generally be comprised of annual LTI awards primarily made in various forms of equity grants. Your first annual LTI award, with an aggregate grant date fair value of approximately $1,200,000, will be awarded during the first quarter of fiscal year 2024. The awarding of future LTI awards (other than the special sign-on incentives, below) is not a guarantee and is subject to Board of Directors approval.

Total Target Annual Compensation

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$525,000 (Base) + $393,750 (STI) + $1,200,000 (LTI) =$2,118,750 (Total)

SPECIAL SIGN-ON INCENTIVE PROVISIONS

Cash Bonus

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The Company will pay you a sign-on bonus in the amount of $400,000. The sign-on bonus will be payable in your first regular paycheck in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Should you voluntarily resign from the Company within 2 years of your hire date, you will be responsible for reimbursing this amount to the Company.

RSUs

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You will also be given an interim grant of time-vested restricted stock units (RSUs) in August 2023, with a grant date fair value of $720,000. This grant will cliff vest three years following the grant date. The awarding of this interim RSU grant is guaranteed, provided that you are still employed with the Company as of the grant date of such award.

Stock Option Grant

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You will receive an interim grant of non-qualified stock options (NSOs) in August 2023, with a grant date fair value of approximately $480,000. The NSO grant awarded on such date will be based on the Black Scholes calculation and at an exercise price established at the closing price of the Company's common stock on Nasdaq on that date. The awarding of this interim NSO grant is guaranteed, provided that you are still employed with the Company as of the grant date of such award. The normal vesting schedule under our form Stock Option Agreement (25% annually) will apply for these grants.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

We will prepare for you our standard form Executive Severance and Change in Control Agreement for Company officers, which provides for severance benefits in the event of a qualifying termination, both in the event of a change in control (“CIC”) and outside of a CIC scenario.

BENEFITS

Woodward has an outstanding benefits package that distinguishes us in the labor market. Please review the enclosed Benefits Program Summary. Some benefits to highlight:

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You and any eligible dependents will be able to fully participate in the WW Blue HPN (Colorado) (medical, dental and vision) programs after thirty days of continued employment.

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After thirty days of continued employment, you will become eligible for Company-funded life insurance in the amount equal to the lesser of (a) $1,000,000, and (b) two times your base annual salary. Additional life insurance for yourself or your dependents may be purchased during the annual enrollment period, which is each October/November.

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You may also elect to participate in our 401K plan upon employment. You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 0-3% of your pay and 50% on contributions from 3-6% of your pay (maximum Company match of 4.5%). Any amounts contributed by the Company in excess of the applicable IRS limit will be provided in the form of a supplemental contribution to your account in the Company’s non-qualified deferred compensation plan (the Executive Benefit Plan). You will be 100% vested at the time of enrollment.

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You will become a participant in the Woodward Stock Plan (the Company contributes 5% of eligible wages on your behalf) upon your date of hire. Once contributions are made (typically in February of each year), they will be immediately vested.

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You will also be eligible to participate in the Executive Benefit Plan. This is a nonqualified deferred compensation plan that allows you, as part of a select group of Woodward executives, to save extra pre-tax compensation for your retirement. These savings are in addition to the amount you can save through the qualified Woodward Retirement Program, which includes the 401(k) deferrals and matching contributions and the Woodward Stock Plan. Please review the attached program description.

RELOCATION AND TRANSITION BENEFITS

We will authorize a comprehensive relocation program to assist you and your family in moving from your current home to the Fort Collins area. Please review the attached Woodward Relocation Policy Guidelines for a full description of the relocation benefits and program rules. The following highlights some of the benefits that will be provided to you:

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Pre-move house hunting trip for you and your spouse
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Moving of household goods
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Final move expenses
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Temporary housing in Fort Collins
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Assistance in the sale of your home
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Closing costs on your new home

CONTINGENCY

Our job offer is contingent upon:

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The successful completion of a pre-employment drug screen
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The position being in existence at the time of your established start date
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No evidence of false or misleading information on your application or subsequent information you provide
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The successful completion of a background check and Restricted Party Screening
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Your resignation from the Board of Directors of Parker Hannifin Corporation, with such resignation to be effective prior to your employment start date with Woodward

This letter does not create an employment agreement with Woodward and contains the entirety of any offers with respect to your employment with the Company. It supersedes any and all other offers or agreements, either oral or in writing, with respect to the employment relationship. You and Woodward acknowledge and agree that no agreement, statement or promise (other than the terms of this offer) shall be valid or binding. The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Company.

Although we look forward to this being a long and mutually rewarding association, Colorado is an at-will state. Your employment will be at will. You may leave your employment at any time. Woodward

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may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

We look forward to discussing the offer in more detail. Should any questions arise regarding this offer, feel free to contact me.

If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter to Paul Benson either via Adobe Sign or email (paul.benson@woodward.com).

Bill, we are really looking forward to having you join Woodward. This is an exciting time to be with the Company as we are well positioned for profitable growth. We look forward to a long and productive relationship with you.

Sincerely,

_______________________

Chip Blankenship, Chairman and Chief Executive Officer

Accepted:

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William Lacey Date